Exhibit 16.1

September 6, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of The Marquie Group, Inc. (the Company) and performed financial statement reviews for the periods ended November 30, 2023 (Q2 FY 2024) and February 29, 2024 (Q3 FY 2024). On July 23, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 30, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Green Growth CPAs

10250 Constellation Blvd.

Los Angeles, CA 90067